SEVENTH AMENDMENT TO CREDIT AGREEMENT

     THIS SEVENTH AMENDMENT (this "Amendment") dated as of May 27, 1997, amends and modifies that certain Credit Agreement, dated as of October 1, 1990, as amended pursuant to Amendments dated as of June 12, 1992, December 31, 1992, November 8, 1993, February 8, 1994, April 10, 1995, and September 27, 1996 (as so amended, the "Credit Agreement"), between GRACO INC., a Minnesota corporation (the "Company") and FIRST BANK NATIONAL ASSOCIATION (the "Bank"). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

     FOR VALUE RECEIVED, the Company and the Bank agree that the Credit Agreement is amended as follows:

            ARTICLE I - AMENDMENTS TO THE CREDIT AGREEMENT

     1.1 Defined Terms. Section 1.01 is amended as follows:

     (a) The definition of "Maturity Date" is amended to read as follows:

            "`Maturity Date': June 29, 1998."

     1.2 Note. The Loans shall continue to be evidenced by the Note date April 10, 1995 in the principal amount of $25,000,000.

                 ARTICLE II - REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Company hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

                      ARTICLE II - CONDITIONS PRECEDENT

     This Agreement shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

     2.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Section 6 of the Credit Agreement shall be true and correct as thought made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Company of this Agreement shall be deemed a representation that the Company has complied with the foregoing condition.

     2.2 Defaults. Before and after giving effect to this Amendment, no Event of Default and no Unmarred Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Company of this Agreement shall be deemed a representation that the Company has complied with the foregoing condition.

     2.3 Documents. The Company shall have delivered this Amendment and certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance, respectively, of this Amendment, together with an incumbency certificate of officers executing this Amendment.

                            ARTICLE III - GENERAL

     3.1 Expenses. The Company agrees to reimburse the Bank upon demand for all reasonable expenses, including reasonable fees of attorneys (who may be employees of the Bank) and legal expenses incurred by the Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Company hereunder, and to pay and save the Bank harmless from all liability for, any taxes which may be payable with respect to the execution or delivery of this Agreement, which obligations of the Company shall survive any termination of the Credit Agreement.

     3.2 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

     3.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     3.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

     3.5 Successors; Enforceability. This Amendment shall be binding upon the Company and the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.


                                   GRACO INC.

                                   By:  /s/ Mark W.Sheahan

                                   Title: Treasurer


                                   FIRST BANK NATIONAL ASSOCIATION

                                   By: /s/ Michael S. Harter

                                   Title: Commercial Banking Officer